Exhibit 10.1

October 12, 2015

Mr. Robert E. Olson

Dear Robert,
I am pleased to offer you a position as Executive Vice President and Chief Financial Officer of the Tyco International group (Tyco), with all of the duties, authorities and responsibilities commensurate with this role reporting directly to George Oliver, Chief Executive Officer. Your expected start date is October 12, 2015.

Your compensation and benefits are described below.

Base Salary

You will receive an annual base salary of $535,000. Your salary will be paid monthly, according to the normal and customary payroll process of the Company.

Annual Incentive Plan

You will be eligible to participate in Tyco’s annual incentive plan. Under the annual incentive plan, your initial target bonus will equal 80% of your base salary. Determination of actual award levels will be based on Tyco’s financial performance and your individual contribution. Annual incentive awards are prorated for the first year of employment. However, assuming you start on October 12, 2015, you will be eligible for the full year.

Long Term Incentive Program

You will be eligible to participate in Tyco’s annual long term incentive program. The recommended grant date fair value of your equity award under the program for fiscal 2016 is $1,300,000.

Equity - For fiscal 2016, your equity awards are expected to consist of stock options, restricted share units (RSUs), and performance share units (PSUs). Under the long term incentive program, options are normally granted with an exercise price equal to the closing price on the date of grant and a ten- year term of exercise. Stock options normally vest in four equal installments (25% per year) beginning on the first anniversary of the date of grant. RSUs normally have a grant price equal to the closing price on the date of grant. Restrictions on RSUs normally lapse in four equal installments (25% per year) beginning on the first anniversary of the date of grant. The number of shares ultimately delivered in respect of PSUs is normally determined at the end of three years, and can range from 0% to 200% of the target number of PSUs granted, based on the achievement of pre-established performance metrics. The frequency, timing, structure and the terms and conditions of annual equity award grants are subject to the terms and conditions of the Tyco International plc 2012 Stock and Incentive Plan, administered by the Compensation

Robert Olson
October 2015

and Human Resources Committee of Tyco’s Board of Directors, and are subject to change based on Tyco’s changing needs and objectives.

Approval of Equity Awards - Any equity-based awards you are offered in connection with your employment offer with the Company are subject to the approval of the Board of Directors of Tyco International plc (or a Committee thereof), which will review and approve your award or awards on the next grant date following or commensurate with your start date. The closing price of Tyco’s ordinary shares on the New York Stock Exchange on the date of grant will determine key terms of your equity awards, such as the strike price for stock options and the target number of RSUs and PSUs granted to you. You will receive more information about your awards, including detailed terms and conditions, after they have been granted and approved by the required approval authority.

Benefits

You will be entitled to all employee benefits that the Company customarily makes available to employees in positions comparable to yours. Specifically, you will be eligible to participate in the following:
Tyco Retirement Savings and Investment Plan (RSIP) - the Company’s 401(k) plan provides for tax-deferred retirement savings through employee contributions and a company match. To help you get started, you will be automatically enrolled in the RSIP at a pretax contribution rate of 2% within approximately 30 days after your hire date. Catch-up contributions are also allowed for participants who qualify, but are not matched by the Company. You will receive full plan details in the mail shortly after your hire date.

Tyco Medical and/or Dental Plans - You will be eligible to participate on a contributory basis, 31 (thirty-one) days after your employment start date. Benefit enrollment is completed through an on-line process and will be reviewed during your New Hire Orientation. Benefit programs are reviewed annually and changes in plan design and/or employee contributions are the norm and communicated in advance of any changes.

Executive Physical Program
You will be eligible to participate in the Company’s Executive Physical Program.

Vacation - You will be eligible for four weeks of vacation per year beginning with your start date.

Additionally, you will be eligible for the following benefit:
Tyco Supplemental Savings and Retirement Plan (SSRP) - In addition to the 401 (k) plan, the Company also offers you another opportunity to save money on a tax-deferred basis. Under this non-qualified program, you can defer up to 50% of your base salary. To be eligible for this plan, you must enroll within 30 days of your new position effective date. If you participate in this plan, you will receive company contributions equal to the matching percentage rate you would be eligible to receive under the 401 (k). If you choose not to participate, you will still receive Company contributions to this plan on any compensation during the year that exceeds the IRS compensation limit. In subsequent plan years, during annual enrollment, this plan also will allow you to defer all or a portion of your performance based bonus. You will receive your SSRP enrollment materials soon after returning your signed accepted offer letter.

Tyco International Severance Plan for U.S. Officers and Executives (“Severance Plan”) - In the event of a qualifying termination of your employment under the Severance Plan, you will be eligible for such benefits as may be provided under the terms of the Severance Plan, including a 24-month Severance Benefit, as defined in the Severance Plan.

Robert Olson
October 2015

In the event of a Change in Control and a qualifying termination of employment in connection with the Change in Control, you will be eligible for the benefits defined in the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives (“CIC Severance Plan”), including payment of salary replacement benefits and bonus for a period of 24 months.

Upon the completion of your first day of active service to the Company, you will be eligible to participate in the Severance Plan, the CIC Severance Plan, and the Company’s equity plan, benefit plans, bonus plans and other applicable programs and policies described in this letter according to the terms of those plans, programs and policies and provided that you meet the eligibility requirements for them.

Relocation

This position will require that you relocate to Princeton, NJ. To assist you with your move, the Company’s relocation services provider will help you through this process. A counselor will reach out to you after receiving the Relocation Authorization form from the Company, to review the program details.
Non-Competition and Non-Solicitation
In accepting this employment offer, and in consideration of this employment offer, your continued employment, and/or the Company’s obligation and promise to provide you with confidential and propriety information pertaining to its business operations and/or customers, and your promise and obligation not to use or disclose that information except in the course of performing your job duties, you agree that, except as prohibited by law, during your employment with the Company and for the one (1) year period following your termination of employment for any reason, you will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business of the same type as any business in which Tyco International plc or any of its subsidiaries or affiliates (the Tyco group) is engaged (or have proposed to be engaged) on the date of termination.
Further, in accepting this employment offer, and in consideration of this employment offer, except as prohibited by law, you further agree that during your employment with the Company and for the two (2) year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Tyco group to leave their employment with the Tyco group in order to accept employment with or render services to another person or entity unaffiliated with the Tyco group, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Tyco group to purchase goods or services then sold by the Tyco group from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Tyco group with any of its employees, customers, vendors, agents, or representatives.
Irreparable injury will result to the Tyco group and its business in the event of a breach by you of any of your covenants and commitments you have accepted as a condition of this employment offer, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such covenants and commitments, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.
The non-competition and non-solicitation provisions are expressly intended to benefit the Company and each member of the Tyco group as third party beneficiaries, and their successors and assigns; and the parties expressly authorize the Company (including all third party beneficiaries) and its successors and assigns to enforce these provisions.

Robert Olson
October 2015

Governing Law

The validity, interpretation, construction and performance of the provisions of this offer letter shall be governed by the laws of the state of New Jersey without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this offer letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship; Modification of Terms of Offer

Please be advised that notwithstanding anything in this offer to the contrary, neither this letter nor any statement made by the Tyco group is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. Further, the Company may from time to time, and in its sole discretion, change the terms and conditions of your employment and benefits, with or without notice, and all payments are subject to applicable taxes and other deductions required or permitted by law.

Conditions of Employment

This offer is extended to you contingent upon your representation that you are not subject to a non-compete obligation imposed by your present or any prior employer, by agreement or by a non-compete provision contained in any equity award and/or other compensation plan pertaining to you. Should the Company determine that you are subject to such a non-compete or non-solicitation obligation, the Company reserves its rights to terminate this offer and/or your employment, and you agree to repay all amounts paid to you in connection with this offer.

Additionally, your employment will be conditioned upon your execution of this letter, and execution of and ongoing compliance with your promises of non-competition and non-solicitation and execution of and ongoing compliance with the terms of both (1) the Company’s Confidentiality and New Inventions Agreement and (2) the Tyco Guide to Ethical Conduct certification, which are included in your New Hire Welcome Package, described below. Please scan (e-mail) to me one signed/accepted copy of this offer letter, and upon receipt of the New Hire Welcome Package, signed copies of the Confidentiality and New Inventions Agreement and the Tyco Guide to Ethical Conduct certification, and bring the original signed documents with you on your first day of employment.

In addition, this employment offer is contingent upon the following:

•
Successful completion of a drug test. An e-mail from Accurate, our background check vendor, will be sent to you with an electronic Chain of Custody form and instructions regarding how to set up an appointment at a collection site. You are required to complete the drug screening within 3 days of receipt of the form.

•	Successful completion of a background check. You will be asked to acknowledge acceptance of the terms of this offer in order to initiate the collection of information required for onboarding. An e-

Robert Olson
October 2015

mail will be generated from Tyco's Recruiting Management System, inviting you back into the system to provide additional data to initiate the background check.

•
Documentation of your identity and unrestricted legal authority to work in the United States. You will be required to complete the employee portion of the documentation (Form I-9) within three (3) business days of your hire date to satisfy these requirements. Please note that this is a legal requirement under federal immigration laws.

You will receive a New Hire Welcome Package within 2-3 days of accepting our offer. The package will provide you with important information concerning payroll, benefits, Tyco policies, employee orientation, and documents to be submitted on the first day of employment. This letter represents the complete understanding of the undersigned and there are no other promises or understandings by the Company.

Robert, I am excited about the possibility of your joining the Tyco team and I look forward to the opportunity to work with you. Should you have any questions with regard to any of the items indicated above, please call me at .

Sincerely,

Tyco Fire & Security (US) Management, Inc. (the Company)

/s/ Lawrence B. Costello
Lawrence B. Costello
Executive Vice President and Chief Human Resources Officer

ACCEPTED:

/s/ Robert Olson
Robert Olson

October 12, 2015
Date

Robert Olson
October 2015